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Exhibit 21.1

MATTSON TECHNOLOGY, INC.

SUBSIDIARIES OF THE REGISTRANT

Mattson International, Inc.
Mattson Technology LLC
Mattson Wet Products, Inc.
Mattson Thermal Products, Inc.
STEAG CVD Systems, Ltd.
Mattson Technology Center KK
Mattson International Korea Co.
Mattson Technology of Singapore Pte. Ltd.
Mattson International Inc. (Taiwan Branch)
Mattson Technology Holding GmbH
Mattson International GmbH
Mattson Thermal Products, GmbH
Mattson International France SARL
Mattson Technology UK Ltd.
Mattson Technology Srl
STEAG Electronic Systems SE Asia Pte. Ltd.
STEAG Electronic Systems UK Ltd.
Mattson Trading (Shanghai) Co., Ltd.
Mattson Technology Cayman Holdings, Ltd.
Mattson Technology Canada Inc.
Mattson Technology Israel Ltd.

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  Exhibit 21.1
MATTSON TECHNOLOGY, INC. SUBSIDIARIES OF THE REGISTRANT